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                                    EXHIBIT 99.2

                                GRAPHON CORPORATION
                          NOTICE OF GRANT OF STOCK OPTION

       Notice is hereby given of the following option grant (the "Option") to purchase shares of the Common Stock of GraphOn Corporation (the "Corporation"):


              OPTIONEE:

              GRANT DATE:

              VESTING COMMENCEMENT DATE:

              EXERCISE PRICE:          per share

              NUMBER OF OPTION SHARES:            shares of Common Stock

              EXPIRATION DATE:

              TYPE OF OPTION:

              DATE EXERCISABLE:

              VESTING SCHEDULE: The Option Shares shall initially be unvested and subject to repurchase by the Corporation at the Exercise Price paid per share. Optionee shall acquire a vested interest in, and the Corporation's repurchase right shall accordingly lapse with respect to, (i) two and twenty-two hundredths percent (2.22%) of the Option Shares upon the Vesting Commencement Date, and (ii) the balance of Option Shares in a series of forty-four (44) successive equal monthly installments upon the completion of each month of Service over the forty-four (44)-month period measured from the three month anniversary of the Vesting Commencement Date. In no event shall any additional Option Shares vest after Optionee's cessation of Service.

       Optionee understands and agrees that the Option is granted subject to and in accordance with the terms of the GraphOn Corporation 1998 Stock Option/Stock Issuance Plan (the "Plan"). Optionee further agrees to be bound by the terms of the Plan and the terms of the Option as set forth in the Stock Option Agreement attached hereto as Exhibit A.

       Optionee understands that any Option Shares purchased under the Option will be subject to the terms set forth in the Stock Purchase Agreement attached hereto as Exhibit B. Optionee hereby acknowledges receipt of a copy of the Plan in the form attached hereto as Exhibit C.

       REPURCHASE RIGHTS. OPTIONEE HEREBY AGREES THAT ALL OPTION SHARES ACQUIRED UPON THE EXERCISE OF THE OPTION SHALL BE SUBJECT TO CERTAIN REPURCHASE RIGHTS AND RIGHTS OF FIRST REFUSAL EXERCISABLE BY THE CORPORATION AND ITS ASSIGNS. THE TERMS OF SUCH RIGHTS ARE SPECIFIED IN THE ATTACHED STOCK PURCHASE AGREEMENT.

       NO EMPLOYMENT OR SERVICE CONTRACT. Nothing in this Notice or in the attached Stock Option Agreement or Plan shall confer upon Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining Optionee) or of Optionee, which rights are hereby expressly reserved by each, to terminate Optionee's Service at any time for any reason, with or without cause.

       DEFINITIONS. All capitalized terms in this Notice shall have the meaning assigned to them in this Notice or in the attached Stock Option Agreement.


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DATED:___________


                                       GRAPHON CORPORATION

                                       By:_____________________________________

                                       Title:__________________________________

                                       ________________________________________
                                                     , OPTIONEE

                                       Address:________________________________

                                       ________________________________________


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